Exhibit 99.2
VISTACARE, #11103772
VISTACARE Q4 2007 EARNINGS CALL
December 11, 2007, 5:00 PM ET
Chairperson: Doug Sherk (Mgmt.)

Operator:	Ladies and gentlemen, thank you very much for standing by, and welcome to the VistaCare fourth quarter 2007 earnings conference call. During today’s presentation all parties will be in a listen-only mode and following the presentation the conference will be open for questions. If you do need any operator assistance at any time during the conference please press the star followed by the zero on your push button phone. As a reminder this conference is being recorded Tuesday, December 11th of 2007. I would now like to turn the conference over to Doug Sherk. Please go ahead, sir.

Doug Sherk:	Thank you, operator, and good afternoon, everyone. Thank you for joining us for VistaCare’s conference call and webcast to review financial results for the fiscal fourth quarter and full year which ended September 30, 2007. The news release announcing the fourth quarter and full year fiscal 2007 results was issued at the close of market today and is available on the VistaCare website. Should you need to have a copy sent to you please call our offices at (415) 896-6820 and we’ll get one to you immediately.

Before we begin please note that we’ve arranged for a taped replay of this call which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Saturday, December 22nd, midnight Pacific Time. The dial-in number to access the replay is (800) 405-2236. For international callers, (303) 590-3000. The pass code required to access the call regardless of the number you have dialed in on is 11103772 followed by the pound sign. In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare’s website at www.vistacare.com.

Before we get started, during the course of this conference call the company will make projections or forward-looking statements regarding future events, its restructuring efforts, the company’s beliefs about its operational outlook for fiscal 2008, and the process of exploring strategic alternatives. We wish to caution you that such statements are just projections that involve risks and uncertainties. Actual results may differ materially. There can be no assurance that the review of strategic alternatives will result in any agreements or transactions. Factors that may affect actual results are contained in the company’s filings with the SEC including Form 10-Q for the fiscal third quarter ended June 30, 2007 and Form 10-K for the fiscal year ended September 30, 2007 which was filed today. In addition the factors underlying the company’s forecasts are dynamic and are subject to change and therefore these forecasts speak only as of the date they are given. The company does not undertake to update them. However, they may do so from time to time if they do so choose to do so, they will disseminate to the public. During the course of today’s call the company will discuss certain non-GAAP financial information. Specifically we have provided fourth quarter of
VistaCare Q4 2007 Earnings Call

fiscal 2007 pro forma net loss and earnings per share which exclude costs related to our restructuring activity. Such costs include severance, consulting directly related to our strategic initiative efforts and site consolidation. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to the non-GAAP information is included in the table accompanying today’s release and is available on the VistaCare website. In addition I’d like to draw your attention to an incorrect number in today’s news release. The number provided for ADC for the third quarter of fiscal year 2007 was provided at 5,039. That’s 5-0-3-9. The number should have been 5-0-8-9. Finally we’d like to request that during the Q&A session today that we limit each questioner to two questions each and invite you to re-queue. Now with that out of the way let me turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.

Richard Slager:	Thank you, Doug. Good afternoon, everyone, and thank you for joining us here today. With me is Henry Hirvela, our Chief Financial Officer, who will talk to you in a little bit. We made substantial operational progress towards achieving the goals of our restructuring plan during this fiscal fourth quarter. We grew net patient revenue despite several program closures. We generated sequential ADC growth in the core 42 programs and gross margin improvement while reducing patient care and SG&A salaries and related expenses. Total headcount was reduced by an additional 5.2% during the fourth quarter and we consolidated three additional programs. And, our EBITDA loss was reduced by approximately 45% in fiscal third quarter. The team here has worked very hard to obtain our operating performance during the fourth quarter. It was a financial performance that was hindered by a number of charges which Henry will review in a couple of minutes. These charges and expenses are expected to be behind us very soon following the completion of many of our restructuring activities.

There were quite a number of positive operating trends in the fiscal fourth quarter compared with the third quarter and I’d like to thank our team for their dedication and focus. Average daily census increased 2% over the fiscal third quarter at the 42 core programs that we have identified as the ongoing VistaCare operation. And we did see an overall slight increase in the financial ADC days during the quarter and despite a decrease in the number of programs during the quarter net patient revenue increased 2.2% as compared to the fiscal third quarter.

In the fourth quarter we reduced our headcount by 140 positions and we consolidated three additional programs. During fiscal 2007 we reduced total headcount by 218 or approximately 8%, sold, closed, or consolidated nine programs, and focused on operating efficiencies and process improvements. We are beginning to see the positive benefits through improved financial performance. For example, we realized savings in patient care and SG&A labor expense and in many non-labor patient care expense categories. Despite this progress we still are working to get our remaining sites in line with the VistaCare staffing model and addressing process and efficiencies while minimizing the ongoing impact of the CMS medical reviews. We are addressing these challenges through continuing implementation of the restructuring plan and other initiatives.
VistaCare Q4 2007 Earnings Call

While we expect to continue to incur additional restructuring related expenses over the next several quarters we believe they will decline and the benefits of our efforts should be increasingly evident in our financial performance quarter over quarter.

In addition, we continue to improve the management of our Medicare CAP expense during the fiscal 2007 and achieved a 20% reduction compared to fiscal 2006 and approximately a 60% reduction in fiscal 2005. Medicare CAP for the fiscal fourth quarter and full year included approximately 1 million in additional fourth quarter accruals, primarily for prior year Medicare CAP proration adjustments, an allowance or denial. At September 30, 2007 we had a total of 47 programs and 6 IPUs. Our target upon completion of the restructuring plan program consolidation remains 42 programs and 6 IPUs. The timing of the remaining closures will be impacted by the out flowing of the company’s strategic review process for the outcome of that process, which is still underway, and remains a high priority. We hope to have resolution of this process in the near term.

During the quarter we generated an improved gross margin and EBITDA and we are making very good progress towards our financial targets. During the entire fiscal 2007 year we implemented 17 million of the 29 million annualized net benefits targeted in the restructuring plan. And some of these benefits will take several quarters to be fully realized. As I’ve previously mentioned these benefits were offset in the fourth quarter by charges as well as other expenses associated with the restructuring. We are continuing to aggressively implement the restructuring plan to achieve the targeted annual net savings. Now I’d like to turn the call over to Henry for a review of the highlights of our fiscal fourth quarter performance, then I will talk further about our restructuring initiatives. Henry?

Henry Hirvela:	Thanks, Rich, and good afternoon to everyone. As Rick said we made strong progress in the quarter on improving our operating financial performance. Net patient revenue increased 1.2% from the fiscal fourth quarter of 2006 due to an increase in the Medicare reimbursement rate of 3.4% effective in October of 2006. We also had 11 more—1,100 more inpatient days in the fourth quarter as compared to the fourth quarter of 2006 or a 19% increase. The positive factors were partially offset by a decline in ADC of 237 patients or 4%. A decrease in ADC was primarily the result of closure or consolidation of programs during the year. At the 42 core programs ADC increased approximately 2% from the third quarter of fiscal 2007. During the quarter we closed three programs and we also eliminated 140 employee positions. Patient care expense grew 1% from last year’s fourth quarter with improvements in several key categories limiting the increase. For example, labor, benefits, and travel fell 3%, durable medical equipment expenses were down 4%, and pharmacy decreased 1%.

Our gross profit margin in the fourth quarter fiscal 2007 increased 1% from the fourth quarter last year. We continue to make progress on SG&A expenses reporting a 9% decrease from the 2006 fourth quarter. The decrease was largely the result of headcount reductions which were part of the implementation of the restructuring plan. Both patient care expense and SG&A expense were affected
VistaCare Q4 2007 Earnings Call

by charges and additional costs associated with the restructuring. The most significant included $200,000 of severance, $100,000 for site consolidation, and $100,000 for strategic initiative.

We continue to plan for the majority of the restructuring to be implemented by the end of the fiscal second quarter of 2008. At that time we would anticipate a significant decrease in expenses associated with the restructuring as we enter the third quarter of fiscal 2008. The company reported a net loss on a GAAP basis of $1.8 million or $0.11 per share for the recent fiscal fourth quarter. This compares with a net loss of 10.9 million or $0.66 a share for the fourth quarter of fiscal 2006 and a net loss of $2.8 million or $0.17 per share for the fiscal third quarter of 2007. This represents a 84% and 36% decrease respectively in the fourth quarter compared to those prior periods.

Included in the net loss for the fiscal fourth quarter were severance costs totaling approximately $200,000, consulting and other costs directly associated with the company’s strategic initiative efforts totaling approximately $100,000, and costs associated with site consolidation was approximately $100,000. On a pro forma basis excluding severance, site closure expense and costs directly associated with the company’s strategic initiative efforts the company generated a net loss of $1.5 million or $0.09 per share in the fiscal fourth quarter 2007. This compares to a pro forma net loss of $2.7 million or $0.16 per share in the 2006 fiscal fourth quarter. This excludes an $8.3 million valuation allowance for deferred tax assets and on a pro forma net—on a pro forma net loss—and a pro forma net loss of 2.3 million or $0.14 per share for the fiscal third quarter of 2007. In addition, the net loss for the fiscal fourth quarter included legal settlement cost of related expenses totaling approximately $500,000 and approximately $1 million in additional expense primarily for prior year Medicare CAP proration adjustments and allowance for denials. For fiscal 2007 Medicare CAP expense on a GAAP basis declined [ph], as Rick mentioned, 20% for fiscal 2006. EBITDA in the fourth quarter improved by 69% as compared to the fourth quarter of fiscal 2006 and a negative $1.1 million.

Turning now to sequential quarter comparisons, net revenue increased 2% from the third quarter due to a slight increase in ADC. Patient care expense increased 1% from the third quarter and was led by lower patient care labor and related expenses due to headcount reductions that occurred during the quarter offset by higher bad debt expense for room and board, which is accounted for as part of patient care expense. SG&A expense declined approximately 1% to the third quarter—compared to the third quarter largely due to lower salary expenses reflecting headcount reductions. The GAAP net loss of $1.8 million compared favorably to the $2.8 million GAAP net loss for the fiscal third quarter. On a pro forma basis excluding severance, site closure expense, and costs directly associated with the company’s strategic initiative efforts, the company generated a net loss of $1.5 million or $0.09 per share in the fiscal fourth quarter 2007 compared to a pro forma net loss of 2.3 million or $0.14 per share in the fiscal third quarter of 2007. We ended the fiscal year with $43.2 million in working capital and had cash and cash equivalents of $29.4 million. And now I’d like to turn the call back over to Rich.
VistaCare Q4 2007 Earnings Call

Richard Slager:	Thanks, Henry. We continue to drive execution of our restructuring plan and actively pursue the strategic review process. The special committee of the board is driving that strategic review process and working diligent with RA Capital and reviewing the company’s strategic alternative. A number of activities have taken place and we hope to have a resolution to the strategic review process in the near future.

Meanwhile we are continuing to drive improvements in our operating performance while continuing to deliver the highest quality care to both our patients and their families. We still have work to do including driving additional efficiencies and increasing ADC to grow revenue. The fiscal fourth quarter is demonstrable proof that we have made strong progress in executing our plan. The trends continue to be positive. Again, I want to thank the VistaCare employees and staff for their hard work and dedication during a very difficult period for the company. They have been extremely professional, focusing on the job at hand despite many distractions. VistaCare’s progress is a result of their commitment to our mission and our patients. Now Henry and I would like to take whatever questions you might have. I’ll turn it back over to you.

Operator:	Thank you, sir. Ladies and gentlemen, at this time if you have a question please press the star followed by the 1 on your push button phone. If you would like to withdraw that question please press the star followed by the 2. And if you’re using speaker equipment you’ll need to lift the handset before making your selection. We ask that you ask one question and one follow-up and then re-queue for any additional questions. One moment please for our first question.

Your first question comes from the line of Kevin Fischbeck with Lehman Brothers. Please go ahead.

Kevin Fischbeck:	Okay, great. Thank you. Good afternoon, guys.

Richard Slager:	Hi, Kevin.

Kevin Fischbeck:	Let’s see. I guess I wanted to start off by asking, to get a little more clarification about some of these one-time expenses, where they are in the P&L. I guess also including the $0.5 million legal settlement and go over what that was.

Henry Hirvela:	Yes, the $0.5 million legal settlement, Kevin, is an SG&A expense under professional fees.

Kevin Fischbeck:	And the other three one-time item?

Henry Hirvela:	The other one-time item, that was an SG&A expense also.

Kevin Fischbeck:	The 200 and the other two 100s are all in SG&A?

Henry Hirvela:	If we’re talking about the pro forma adjustments?
VistaCare Q4 2007 Earnings Call

Kevin Fischbeck:	Yes.

Henry Hirvela:	Okay. If we take a look at the pro forma adjustments the strategic initiatives, $100,000 amount would be an SG&A expense. The site consolidation expenses primarily lease termination for offices, office space that we had that was given up when we closed the programs, that would be part of the SG&A expense also. And then we had a balance of 200,000 associated with severance cost which was split between patient care and SG&A expense, primarily SG&A expense.

Kevin Fischbeck:	Okay, all right, great. And then I guess the second question that I’d have for you would be about the, some of these headcount initiatives. One point of clarification. The 8% decline in headcount, is that a continuing operation number or does that include the nine sites you closed?

Henry Hirvela:	Okay, that’s a total headcount reduction, Kevin. If you take a look at the change in the quarter, in the quarter it’s approximately 140 reduction in the fourth quarter. That was more heavily weighted to patient care labor reductions in the core programs. If you take a look at the total of 218 over the years, it’s pretty evenly split between SG&A reductions, which are corporate office reductions and field reductions, most of which an appeal was associated with site closures and consolidations. And then the balance was in patient care labor split between site closures and consolidation headcount reductions and just general headcount reductions in core programs.

Kevin Fischbeck:	Okay. So some of that is actually divesting facilities or consolidating.

Henry Hirvela:	Correct. That is correct.

Kevin Fischbeck:	Okay, and just I guess one last question to get in. You mentioned that you got 17 to 29 million annualized net savings but some will take several quarters to realize. Can you give some examples of what types of initiatives have a delayed time lag and maybe what percentage of that 17 million is bulked into that delayed recognition bucket?

Henry Hirvela:	Sure, I’ll be glad to do that. One good example of that is the headcount reductions in patient care labor area in the core programs. Those were initiated in the fourth quarter a little bit earlier than what we had initially anticipated in the restructuring plan, and all of these comparisons are to the June 27th press release when we announced the restructuring plan and the numbers associated with them. So we were a little bit earlier in making the patient care labor reductions in the core programs. But those savings, those total savings we started realizing during the quarter. All of the headcount reductions that might occur on the first day, reported it first [ph] throughout the quarter. So we will start receiving the full benefit of those reductions taken in the fourth quarter and the first quarter. So it’s timing issues such as that. The program closures, many times the program closure activities will bridge a quarter. We began in the second quarter of this year fiscal 2007 making a number of—taken a number of steps to close and consolidate sites. A lot of those closures did not occur until the third quarter. The completion of the closing activities did not occur until the third quarter. So we
VistaCare Q4 2007 Earnings Call

initiated in the second quarter and so we did not realize the benefit, actually the full benefit on those until the fourth quarter because we were still closing the third. It’s just the passage of time to implement and to take care of winding up the operations and close programs and to implement the reductions in staffing.

Operator:	Thank you, sir. The next question comes from Eric Gommel with Stifel Nicolaus. Please go ahead.

Richard Slager:	Hey, Eric.

Eric Gommel:	Hey, how are you doing? I just wanted to—a couple questions. On the Medicare CAP just wanted to clarify. So for the fourth quarter the current CAP accrual or for the current period would be about $700,000. Is that about correct?

Henry Hirvela:	I think the way to look at this, as I said, when you take a look at the total, looking at the total CAP expense that is associated just with 2007 our total CAP expense for 2007 was about $4.5 million and the balance of the GAAP CAP expense in the year was associated with prior year adjustments. As Rick mentioned we received our assessment letters and part of the assessment letter we viewed is to do a final calculation prorations, and this is for activity on patients that were on service at September 30, 2006. The prorations are calculated into 2007 based on information that develops during the 2007 fiscal year and one year anniversary. We received the assessment letter that reflects the full information relating to this proration. And that number for 2006, that additional assessment, primarily for prorations, is about $1.1 million. And we had a number of other adjustments associated with 2006 and prior years, which brought us to the net CAP expense for the year.

Eric Gommel:	Okay, so 4.5 is the net for this current year.

Henry Hirvela:	That is correct. And if you take a look at the total booked expense it was round numbers, about $5.3 million. So net about 800,000 or so associated net with the $1.1 million for the additional assessment for 2006 and then the prior year adjusting entries [unintelligible]

Operator:	Thank you, sir. The next question comes from the line of Ryan Daniels with William Blair. Please go ahead.

Ryan Daniels:	Yes, good evening, guys.

Richard Slager:	Hi, Ryan.

Ryan Daniels:	Hey, how are you?

Richard Slager:	Good.

Ryan Daniels:	Good. A quick broader question. I guess a follow-up to Eric’s question on the CAP. We’ve been hearing a lot more about the potential for legislation to do a stay on CAP for a couple years or some broader reform because so many
VistaCare Q4 2007 Earnings Call

providers are hitting this and having to pay back cash and it’s really starting to hurt access to care. Can you talk a little bit about what you’re seeing maybe from the NHPCO or a little more broadly about getting some CAP relief in the near term?

Richard Slager:	Sure, Ryan. I’m actually chairing the committee on this—on the CAP reform for NHPCO so I’ve got a pretty good handle on where we stand. There are basically two proposals that are on the Hill at this point. The first proposal is a moratorium. It’s been brought by not NHPCO but another group that has been particularly hit hard in Oklahoma which is a state that has tremendous CAP issues for now quite some time. The other proposal that’s on the Hill is not a moratorium but it’s a re-look at CAP from several different perspectives. One in terms of area, one in terms of trying to use prior year’s credits against year, future year potential short falls. It’s taking a really hard look at the whole proration issue which even MedPac has viewed as being something that is not only impossible, difficult to calculate but has some really unfair advantages to it. So it’s a pretty broad-based approach to try to change the CAP that’s not as broad as strictly a moratorium which is viewed by NHPCO as another, to be something potentially very difficult to get through Congress given Congress is looking for every dollar they can find for healthcare. So there are two programs. There—the hope is that we have something that attaches to this upcoming legislation here at the end of the year and that there is some relief that is granted. It’s not—the NHPCO piece is not total relief but it is relief on a number of different fronts that would have significant impact for most providers out there.

Ryan Daniels:	Sure. And is that, the potential for that changing your thought process on the restructuring, i.e., looking at the non-core sites up for potential closure? Does it make you want to wait on those initiatives to see if something would change here and make those potentially more profitable sites?

Richard Slager:	Well, I can tell you that of the six programs that are still remaining in our portfolio that we would be looking at potentially doing something with four of those are heavily impacted by CAP. We have been—the unfortunate thing here is, Ryan, is time, and the reality of it is if we don’t see some movement happening fairly quickly you’re looking at a whole other year before you’re going to get relief and quite honestly those sites have been a drain for quite some time. Not because they aren’t good programs, not because they aren’t really good people, and not because they haven’t done the right things in terms of providing care to patients, but it has been a just a—for all of us in Oklahoma I can tell you it has just been a real troubled problem that is just not getting the relief it needs. We aren’t slowing down our process on our end. In fact, we have several potentially interested parties with regards to our Oklahoma properties. But it has slowed down a bit of the process as we’ve tried to work out a solution. I just—I’m not giving it the high likelihood it will happen this year.

Operator:	Thank you, sir. The next question comes from the line of Darren Lehrich with Deutsche Bank. Please go ahead with your question.

Peter Chickering:	Hi, guys. It’s Peter Chickering [ph] in for Darren Lehrich.
VistaCare Q4 2007 Earnings Call

Richard Slager:	Hey, Peter.

Peter Chickering:	A couple quick questions for you. We know it’s an uptick in patient account receivables this quarter. Can you tell us what occurred with the DSOs and what the—what should the normalized DSOs be going forward?

Henry Hirvela:	Well, I think we saw an increase in receivables, primarily applied to the impact of the medical reviews that are being conducted by Palmetto [ph] on behalf of CMS. If you look at the receivables at the end of the third quarter approximately 22% of those receivables were associated with receivables for programs under medical review. At the end of the third quarter we had 10 provider numbers and approximately 18 programs under review. The review began about just over a year ago and it started having the inevitable impact on receivables as it continued through the year. The—it’s been a long process. We have been working to request very diligently, have been very responsive and have been, as has everyone in the industry. This medical review is impacting the entire industry. It has gone on so long in some of these programs that have been under the review process for so long that the—with sequential billing, we have seen a significant increase in the accounts receivable balances. Working capital has not changed much during the year quarter-to-quarter but the cash balance has been impacted as we have had these receivables associated with the medical reviews build up. Look at the end of the second quarter under 5% of our receivable balance was being impacted or was the result of the ADR. That in the third quarter, the end of the third quarter, was just under 20% and at the end of the fourth quarter, end of the fiscal year, there’s about 22%. Today five provider numbers, five of our provider numbers, are under review and approximately eight programs, and we are working diligently to collect the receivables and catch up with sequential billings. It does take a few months. It can’t be done quickly but we’re working it as quickly as we can and we should see cash balances and receivable balances return to more normalized levels as we move into the end of the first quarter and into the second quarter this year.

Peter Chickering:	Okay. And then a quick sort of follow-up on that one. Can you give us a little more color on why there was a delay in the closure of these five programs you talked about last quarter? And if there’s any estimated timing on those closures?

Richard Slager:	The only delay that we’ve experienced is that as we have reviewed the—our strategic options and strategic initiative options there’s the potential that several of these programs are actually are turning the corner and are potentially should be part of that review process. So part of this is that the other is that rather than closing those programs, which we have initially thought we would do, we actually have interest in those programs by others and we are negotiating with them at this point in time. So potentially have a very positive outcome for both the company as well as for those programs to continue to provide services to the community.

Operator:	Thank you, sir. The next question comes from the line of Dawn Brock with JP Morgan. Please go ahead with your question.
VistaCare Q4 2007 Earnings Call

Dawn Brock:	Hi there, guys.

Richard Slager:	Hey, Dawn.

Dawn Brock:	Two quick questions. The expenses on the restructuring side. I mean, from here what do we have going forward and through the first half of ‘08?

Henry Hirvela:	I think, Dawn, the expenses associated with sales, consolidation of the remaining programs or closure of the remaining programs, and the expenses, depending upon what the final outcome and resolution is for those programs, it’s going to—two scenarios are going to generate additional charges: terminate leases and to provide severance and transition pay for our impacted employees. If the programs of course are sold or if somebody else takes over the operations there we’ll be foregoing that. But clearly that’s one area. The other area on the processing improvement, although we are working with the current legacy system that we have in place, the IT systems, we are making process improvements in three major areas: in patient care claims billing, in a process we call Fast Pay, which is the pass through reimbursement mechanism for paying for room and board for our patients and residents in nursing homes. It’s primarily Medicaid pass-through mechanism in most of the states in which we operate. We have patients resident in nursing homes. And then also in our purchasing and procurement area. There are incremental expenses. They’re not large in the overall scheme of things but we do have implementation expenses that we modify our systems and we bring in specialists to deal with certain aspects of the process and any system changes that we’re making in the current systems to achieve these cost savings. So those are basically where we are going to see these expenses. I don’t anticipate that the expenses are going to be particularly large but there will be some.

Dawn Brock:	Henry, down the road do you see—I mean, I know that you’ve talked about it in the past when it comes to IT and the infrastructure. Do you see possibly replacing the current system within, say, within the next 12 months? Do you think that it’s a fiscal 2008 event or do you think that it will be pushed off a bit from there?

Henry Hirvela:	I think, Dawn, the way I see this is we need to take this one step at a time and I believe that the—that we are awaiting the board’s determination of based upon the outcome of the strategic initiatives review, we’re waiting for their decision on that. And at that point in time I think we’ll be making a decision on systems and we’ll certainly let you know as soon as we have something more to say on that.

Dawn Brock:	Okay, great. I’ll hop back in. Thank you.

Operator:	Thank you, ma’am. The next question comes from the line of Ross Berner with Weintraub Capital. Please go ahead with your question.

Ross Berner:	Hey, guys.

Richard Slager:	Hi, Ross.
VistaCare Q4 2007 Earnings Call

Ross Berner:	Hey. Just a quick question. I know you’re probably limited to some degree in terms of how, what you can say about the process on the strategic review. Whatever you can say, could you sort of elaborate a little bit on that and in terms of where do you feel you stand, where you stand in the actual process itself. But either still interested parties that you’re talking to, is that the need to kind of see where this whole thing shakes out in terms of the restructuring?

Richard Slager:	Obviously, Ross, we are somewhat limited in kind of what we can say at this particular point. What I can say is that the special committee of the board has worked very diligently with RA Capital advisors and are there interested parties? Yes, there are interested parties. They have worked diligently with them. There are a number of issues obviously to address and they’re being addressed. And I think for, I will tell you, from VistaCare’s perspective I think bringing some certainty to our field and to the staff is a critical issue for us because it’s really got a—I know Henry does too—tip our hats to the field and to everybody here that continues to operate under a scenario of some uncertainty. And yes, continue to perform at the level of performance. So I can tell you there’s, I know on behalf of the management here, there’s a genuine feeling of let’s get to the right solution as I know there is with the special committee and with RA Capital. So I mean, I’d love to talk more about it but I think anything beyond what I’ve just said is—you start to get into scenarios that we’re just not ready to discuss at this point.

Ross Berner:	Okay, I mean, is it—well, if this—if you can’t, then that’s fine. But is part of it that people want to see where margins stabilize out on a normalized basis? Is that—would that—would you say that’s part of it? Or—I guess I’ll leave it at that.

Richard Slager:	I mean, the only thing I would say is that when we entered this process and announced to you all in June kind of what the process we were going to pursue, the first part of that, and we thought we were fairly clear, was really taking that hard, hard look at the company and putting together the restructuring plan and then really putting that plan in place and then beginning to execute on that plan and taking a look to see the results of that plan. And I think we’ve been very encouraged, as we said on the phone, as to how that’s progressed. Once that progressed it obviously opened the door for the special committee and to really take a look at what are the real options now that we’re seeing the progress that’s being made. So I think from our perspective it’s taking its normal course and I think that we’re going to get to a very good solution. I think we’ve done the right thing and I think it’s—certainly I think the feeling from all of us is it’s taking longer than any of us would like but good things always do. So we’re taking the time that I think everybody needs to make sure that we make the right decision.

Operator:	Thank you. The next question comes from the line of Gabe Hoffman with Accipiter. Please go ahead with your question.

Gave Hoffman:	Thanks. My question on DSOs was answered. It sounds like you guys are committing to get them back to the normal range, either end of the first fiscal quarter, end of the second fiscal quarter which is good news. Thank you.

Richard Slager:	You’re welcome.
VistaCare Q4 2007 Earnings Call

Operator:	Thank you, sir. Once again, ladies and gentlemen, if you would like to ask a question, please press the star followed by the 1 on your push button phone. If you would like to withdraw that question, please press the star followed by the 2. And as a reminder, if you’re using speaker equipment, please lift the handset before making your selection.

The next question comes from the line of Amrit Nagpal with Weintraub Capital. Please go ahead.

Amrit Nagpal:	Hi, guys. Can you hear me?

Richard Slager:	Yes, Amrit, sure.

Amrit Nagpal:	I just wanted to quickly clarify. The 500K in legal costs, what exactly was that and why was that not pro forma-ed out or set differently? Should we, should we back that out to try to get a sense for the underlying earnings potential of the business on a go-forward basis?

Henry Hirvela:	Amrit, I think the pro forma adjustments we made were consistent with what we had historically proformed out. And typically we will focus on severance and restructuring associated charges. These were not associated with that type of activity. We wanted to provide the disclosure, the additional disclosure I think really to give investors, owners a more, a clearer picture of what some of the charges were that impacted the quarter. So we wanted to disclose those and talk about those. These—certainly we and all public companies, all companies in general, do deal with litigation and the settlement expenses that come out of those and the other expenses that come out of it. This one was arguably a fairly substantial settlement amount and we felt that warranted some additional disclosure. We’ll just leave it—I would think the best thing for us to do is just to leave it with investors as we disclose it, to deal with it as they see fit. Clearly it was an item that impacted the fourth quarter and did not—we did not have similar expenses of that nature impact the first three quarters of the year.

Amrit Nagpal:	Okay, that’s helpful. And the other question really relates to, you know, of the core hospices that you’re aiming to and you’re getting close to, can you give us a percentage? You had said before what percentage of your hospices had reached acceptable EBITDA targets. Or maybe another way to approach it is to give us a sense for the range of EBITDA at the individual site level so we can get a feel for how that’s progressing.

Richard Slager:	As of the quarter we had about 34 of the 42 sites really hit the targeted number. And there were obviously, a large percentage of those were well above the target. So of this portion 72% I believe is what it works out to be.

Henry Hirvela:	Yes, 72 is on the base of 47 [audio interference].

Richard Slager:	47? So it’s actually a little higher than that.
VistaCare Q4 2007 Earnings Call

Henry Hirvela:	Yes, it would be.

Richard Slager:	Okay?

Operator:	Thank you, sir. At this time we have a follow-up question from Eric Gommel. Please go ahead with your question.

Eric Gommel:	I just want to clarify on I think the five programs that you still have remaining that you’re trying to consolidate. What kind—what’s the census of those five programs?

Richard Slager:	The current census and total run is about 200 and I’d say 20.

Eric Gommel:	And so if I was looking out over the next couple quarters and you were trying to consolidate or close those programs relative to where your census was in fourth quarter do you think that you’re going to kind of carry a flat census going forward or should we account for this maybe 200 patient dip in census? I just want to make sure we’re modeling that accurately.

Richard Slager:	I mean, I would account for the 220. I mean, I think we’ve said all along. I think when this whole process started there were about 300, I think we said 350 was the total in the programs that we were either selling, consolidating, or closing. And that number—the number of programs is now fewer in that we’ve already done the other programs. And these particular programs you can imagine what happens, and you make those kinds of announcements, you do have a drop in the census. So we, they’re down to a total now of a little over 200, 225, 220 or so. And obviously depending upon the timing of that, that will impact the ADC. There is a, you know, the reality of it is as I’ve mentioned earlier with regards to one or two of those programs, they’ve actually started to come back and it’s one of the things we’ll be evaluating with regards to census. But I would be looking at 200 less census going forward.

Eric Gommel:	Okay, great. Thank you.

Operator:	Thank you. The next question is a follow-up question from Dawn Brock. Please go ahead.

Dawn Brock:	Hi, there. I think I’d just like to follow-up on the last two questions getting down to the program level, the site level. Of the 42 programs you’re saying 34 hit the target EBITDA range. Can you just remind us what that is?

Henry Hirvela:	Yes, it was 17% EBITDA contribution.

Dawn Brock:	Okay.

Henry Hirvela:	And Dawn, that’s the minimum. That’s the minimum contribution. That’s the threshold, the minimum threshold.
VistaCare Q4 2007 Earnings Call

Dawn Brock:	Okay, excellent. And is it possible for you to give us a profile of the 42 companies? So 34% at that EBITDA level but what size are the programs and maybe you can give us an idea of where CAP is in those programs?

Henry Hirvela:	It’s over 70%. It’s 34 programs over 47. My denominator was the 47 remaining programs. If you take a look at it just on the basis of the 42 core programs we’re talking about something just over 80% of the programs are at or above the minimum 17% threshold for EBITDA.

Dawn Brock:	Got you.

Henry Hirvela:	If I could just answer on CAP and then I’ll turn it over to Rick to talk about some of the other specifics on the program. We anticipate that CAP as a percentage of revenues will decline. It will be probably somewhere in the range of 1.5 to 2% of revenue compared to the 2.5% or 3% that we have been running. Because as Rick mentioned the remaining programs, a couple of them have been perennial CAP sites and a number of the other programs that we have either closed or consolidated were also CAP sites. So it’s a combination of better CAP management and reducing the number of programs that have CAP exposure.

Richard Slager:	And then the final thing I would say just in answer to your question. These programs range in size from your 60, 70, 80 to 300. And all in between. So it’s a wide variety of program sites.

Dawn Brock:	Rick, would you be comfortable saying that the majority of these programs are above break even at this point when it comes to just—you’ve probably answered that with the EBITDA number. But I guess what I’m trying to get at is from the perspective that you have certain leapfrogs that actually came on over the last couple of years in order to mitigate CAP, I guess the question is, where are we as far as the last, say, 20% of the programs that need to get to that threshold level. Where are they in their growth cycle?

Richard Slager:	Well, a number of them, what we gave you was kind of a snapshot in time. The reality of it isn’t—there isn’t one of those programs that has not been in that plus 17, and some of them well plus 17. It might have been, a quarter might have been, a set of circumstances might have been that they got hit with CAP somewhat unexpectedly in the last month or two. There’s a variety of reasons, predominantly the two areas, and these—all the 42 that we have laid out is the four sites going forward, have all demonstrated very great profitability in the past and should continue to show that. We have—this at 17% or something we had laid out, you kind of get stuck with it once you do it. And we kind of laid it out there probably four or five, six quarters ago and now have been reporting on that. That certainly is not the—that’s our, as Henry said, that’s the low and certainly most of them are operating well above that. And then obviously we record corporate and some of the SG&A items that have to hit it. But these programs, these 42 programs will operate very profitably and we believe they’re the core programs that we believe will take us to the high single, low double digit EBITDA year in a couple of quarters from now. So that is the group that will take the company to that level.
VistaCare Q4 2007 Earnings Call

Dawn Brock:	Thanks so much. That’s great color.

Operator:	Thank you, ma’am. The next question comes from the line of Kevin Fischbeck with Lehman Brothers. Please go ahead.

Kevin Fischbeck:	Thanks. I just wanted to follow-up a little bit on one other—answer to the last question. As far as the CAP goes, how many sites currently are hitting the CAP?

Richard Slager:	Hold on a second here.

Henry Hirvela:	We have about—in fiscal 2007 we have approximately 10 sites that had some CAP exposure. Most of it was modest. We had a few that had a disproportionate share, disproportionate amount. So it was weighted more to a handful of sites, three or four sites.

Kevin Fischbeck:	Okay. And you mentioned that some of the improvement year-over-year was from site closures and consolidations. On a same-store basis, do you know what the year-over-year improvement in the CAP exposure has been?

Henry Hirvela:	I’m going to say that probably it’s—if you take a look at just looking at CAP expense as a percentage of revenue. Let me just stay with that. If we look at the actual 2006, 2007 years for comparison purposes after we’ve taken into account the assessment letters for ‘06 that we received in September, it was about 2.9% of revenues, CAP expense in 2006. On that basis was about 2.9% of revenue. In 2007 the CAP expense for 2007 was about 1.8 so it was about a 1.1 percentage point improvement. I would say that the amount that’s attributable to program closures is probably about half, about half.

Kevin Fischbeck:	Okay, great. That’s helpful. Thanks.

Operator:	Thank you, sir. The next question comes from the line of Jeff Kolmer with Kolmer Consultants. Please go ahead.

Jeff Kolmer:	Yes. I noticed, I’m not sure I fully understood what you said there. But as I recall you indicated that you had bad debt in the patient room and board account in excess of $1 million for the quarter. And I presume that that’s Medicaid related and I’m wondering is, number one, what states it came from, what were the causes for it, and was it a one-time or do you anticipate additional issues in 2008?

Henry Hirvela:	We did have an increase in the expense accrual for room and board bad debt. And these are all Medicaid claims. Those claims were the result or as of the additional reserve that was taken was the result of a review of our claims accounts receivable aging buckets. And we did have staffing turnover in the claims billing area. It did cause us to get a little bit behind in the second and third quarter this year and we are beginning to turn that situation around now. We do have additional claims that we are working that are aging a bit and we’re in the process of collecting those claims and addressing what additional actions, if any, should be taken. But we did need to increase our reserve in the fourth quarter. We do
VistaCare Q4 2007 Earnings Call

not anticipate as we move into 2008 for the situation to continue. We anticipate as we move into the second quarter to see that come back into historical comparisons from the standpoint of allowance as a percent of claims collected for reimbursement in this area.

Jeff Kolmer:	So as I understand it you’re saying you’re—it was the result of turnover and missing filing deadlines for claims that caused some of these $1 million and that’s a one-time event.

Henry Hirvela:	That was part of the issue and we had that hit in a number of states. We had experienced staff who were hired away with a very competitive market. And individuals with expertise in safe Medicaid billing are very difficult to find in the Phoenix market. Case in point would be Georgia. Difficult to find a Georgian Medicaid claims billing expert that has hospice experience in this marketplace. And in the case of Georgia we did have a staffing issue. We have addressed that. We are making great strides in electing these claims but we are still dealing with the after effects of that. It took us some time to be able to make the adjustments and changes to get that on the right course. It has now been accomplished, as a matter of fact was accomplished three months ago. So we’re in the process now of working through all those.

Jeff Kolmer:	Thank you.

Operator:	Thank you. A follow-up question from Amrit Nagpal. Please go ahead with your question.

Amrit Nagpal:	Hi. Two quick follow-up questions. In light of the results in the restructuring, can you tell us what quarter in 2008 you expect to be EBITDA positive if you exclude restructuring charges? And the second question is you had previously mentioned a 10% EBITDA goal for the fourth quarter of fiscal ‘08 I believe. Can you give us a sense for whether you still feel like that’s in sight?

Richard Slager:	I think, Amrit, as you know from the press release we’ve put out announcing the restructuring program we gave, we gave really good guidance with regards to the company’s overall profit performance going forward. But we did give specific benchmarks and goals with regard to net cost savings and also the quarterly impact in that quarter of the initiatives that had been undertaken. And I think that’s pretty much the guidance that we are going to be staying with as we go forward. If you look at the release you’ll see that we had 17 million in net cost savings, identified for completion and that is annualized cost savings, the full amount on a full amount basis. The timing of course on these initiatives is going to be spread out over the year, both upon implementation and then as we report off the quarters. So if we have a $4 million annual reduction in patient care labor we’re going to realize $1 million a quarter when we start reporting the full quarter with that reduction. And so I think that’s how to look at the $17 million. We also indicated in that release a $3 million positive impact to the fourth quarter 2007, which is a accumulative effect of the restructuring charges that have been taken up to that point in time. So that’s the fourth quarter benefit and I think as you look at the rest of the guidance, if you will, it’s contained in there with regard to the
VistaCare Q4 2007 Earnings Call

restructuring program. You’ll see that the impact is rolling out and increasing as we move into 2008.

We still do have as a goal a 10% EBITDA margin. That still remains our goal and we’re going to work very diligently to continue the successful implementation of the restructuring plan and push hard to get to that goal. We did review with you on this call a number of the items that impact us in the quarter and we continue to work intensively to remediate issues that cause these to happen and we will continue to disclose as we go forward.

Amrit Nagpal:	Thank you.

Operator:	Thank you, sir. Gentlemen, at this time there are no further questions. I’d like to turn it back to management.

Richard Slager:	Well, thank you and thank you all for being on this call. We had good interchange and I think hopefully that you saw that the progress that we have made here and the fact that we do feel that we’re on the right track and we’re diligently working on the restructuring plan and certainly hope to be able to update you in the not-too-distant future with regards to the strategic alternative initiatives that the special committee has been reviewing with RA Capital. So again, thank you for joining us on this call and certainly should there be additional questions Henry and I will be available in the rest of the week so go ahead and place a call. Thank you.

Operator:	Thank you, sir. Ladies and gentlemen, this does conclude the VistaCare fourth quarter 2007 earnings call. You may now disconnect. Thank you for using ACT Teleconferencing.
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VistaCare Q4 2007 Earnings Call